Exhibit 99.1

Investor Contact:
Laurie Little
The Piacente Group, Inc.
212-481-2050
farmerbros@tpg-ir.com

Farmer Bros. Co. Announces Executive Management Changes

David G. Robson Named Treasurer and Chief Financial Officer

Northlake, Texas--(GLOBE NEWSWIRE)—February 17, 2017—Farmer Bros. Co. (NASDAQ: FARM) (the “Company” or “Farmer Bros.”), today announced the appointment of David G. Robson as Treasurer and Chief Financial Officer, effective February 20, 2017, as well as other executive management changes.
“The addition of David strengthens both the overall depth and skill of our management team,” said President and CEO, Mike Keown. “David’s strong experience in managing large scale improvements during turnarounds makes him an ideal fit for our team as we continue to make significant progress on our turnaround strategy. I know David will provide us with the financial leadership in support of our key initiatives, which carries the goals of enhancing efficiencies and driving profitability higher.”
Additionally, the Company announced the promotion of Scott A. Siers to the executive management team. Mr. Siers is currently the Senior Vice President and General Manager for Farmer Bros.’ Direct Ship business unit.
“Since joining Farmer Brothers in 2013, Scott has been instrumental in driving business growth and executing on our turnaround strategy,” said Mr. Keown. “As part of our sales and operations team, Scott’s tireless work ethic has led to new business volume growth in our direct ship business. We look forward to his continued contributions.”
Farmer Bros. also announced Barry C. Fischetto, Senior Vice President of Operations, has resigned from the Company, effective immediately, to pursue other opportunities.
Mr. Keown concluded, “I would like to thank Barry for his contributions during his time with Farmer Bros. We wish him the best on his future endeavors.”
David G. Robson Biography
With over 25 years of experience, Mr. Robson has a proven and well-established track record of successfully developing and leading finance teams. Most recently, Mr. Robson served as the Chief Financial Officer at PIRCH, a curator and retailer of kitchen, bath and outdoor home brands, where he developed strategies, processes and operating priorities to upscale a high growth retailer while building world-class finance and purchasing teams. Mr. Robson also held the Chief Financial Officer position at U.S. AutoParts, a leading online retailer of auto parts and accessories worldwide, and the Executive Vice President and Chief Financial Officer position at Mervyns LLC, a former neighborhood department store chain. Mr. Robson began his career in public accounting with the accounting firm Deloitte and graduated with a Bachelor of Science in Business Administration: Accounting and Finance from the University of Southern California and is a certified public accountant (inactive) in the State of California.
Scott A. Siers Biography
Mr. Siers is a highly skilled senior executive with more than 29 years of experience in multiple channels and go-to-market structures. In his current role at Farmer Bros., Mr. Siers manages sales across all channels of trade for the Company’s direct ship business, including private label and branded products for large national restaurant, convenience store and grocery chains, manufacturing in a Silver LEED Certified facility and Corporate Sustainability. Mr. Siers’ Business Unit has won numerous customer awards at Farmer Bros., including Vendor of the Year from Target Corporation and Sheetz Convenience Stores. Previously, Mr. Siers held critical senior roles at a variety of companies, including McLane Company, PepsiCo and Tropicana Products, Inc. Mr. Siers graduated with a B.S. degree in Marketing from Western Kentucky University.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company's product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, hospitals, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer-facing branded coffee and tea products.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain's™, McGarvey® and China Mist®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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